Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On June 29, 2007, Tyco completed the spin-offs of Covidien and Tyco Electronics, formally Tyco’s healthcare and electronics businesses.  The Distribution was made on June 29, 2007, to Tyco shareholders of record on June 18, 2007, the record date.  Each Tyco shareholder received 0.25 of a common share of each of Covidien and Tyco Electronics for each Tyco common share held on the record date. Tyco shareholders will receive cash in lieu of fractional shares for amounts of less than one Covidien or Tyco Electronics common share.

The following Unaudited Pro Forma Condensed Consolidated Financial Statements were derived from our Historical Consolidated Financial Statements and give effect to the spin-offs of Covidien and Tyco Electronics. The following Unaudited Pro Forma Condensed Consolidated Financial Statements should be read together with our Historical Consolidated Financial Statements and accompanying notes.

The Unaudited Pro Forma Consolidated Statements of Income for the six months ended March 30, 2007 and March 31, 2006 and fiscal 2006, 2005 and 2004 present our results of operations assuming the spin-offs had been completed as of October 1, 2003 and as if the post-separation capital structure was completed as of October 1, 2005. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 30, 2007 presents our consolidated financial position assuming that the spin-offs had been completed on that date. Specifically, the pro forma adjustments include giving effect to the following:

•                  the distribution of the common shares of our healthcare and electronics businesses to our shareholders, on a pro rata basis, through a tax-free dividend and other adjustments resulting from the spin-offs; and

•                  our anticipated post-separation capital structure which includes the impact of financing our share of the payment of the class action settlement liability, completion of the debt tender offers and the related assignment of debt to our healthcare and electronics businesses.

We believe the assumptions used and pro forma adjustments derived from such assumptions, are reasonable under the circumstances and are based upon currently available information.

These Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of our results of operations or financial condition had the spin-offs been completed on the dates assumed. Additionally, these statements are not necessarily indicative of our future results of operations or financial condition.

The Unaudited Pro Forma Consolidated Statements of Income do not reflect material non-recurring charges related to separation costs, which we anticipate will affect the Consolidated Statement of Income within 12 months following the distribution date. We currently estimate that the total income statement charges will be approximately $1.4 billion after-tax. The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Note (j) thereto reflect the impact of these non-recurring charges.

The Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect the charge and related liability associated with the class action settlement entered into on May 14, 2007. The class action settlement will result in Tyco International recording a charge to expense which is not expected to have a tax benefit and a current liability of $2.975 billion in its fiscal third quarter. Per the Separation and Distribution Agreement, which was entered into on June 29, 2007, each of Tyco International, Covidien and Tyco Electronics are jointly and severally liable for the full amount of the class action settlement. Additionally, under the Separation and Distribution Agreement, the companies share in the liability, with Tyco International assuming 27%, Covidien 42% and Tyco Electronics 31% of the settlement amount. As such, during its fiscal third quarter Tyco International will reflect a receivable from Covidien and Tyco Electronics of $1,250 million and $922 million, respectively. Our portion of the payment will be $803 million. The Unaudited Pro Forma Condensed Consolidated Financial Statements reflect our anticipated post-separation capital structure which includes the impact of financing our share of the payment of the class action settlement liability.

In addition to separation costs, we anticipate that we may incur a pre-tax charge of approximately $100 million for the estimated amount of goodwill that we anticipate may be impaired as a result of the Company’s reorganization to a new management and segment reporting structure in the fiscal third quarter in connection with the spin-offs. As part of these organizational changes, we have assessed new reporting units and are conducting valuations to determine assignment of goodwill to the new reporting units based on their estimated relative fair values. Based on our preliminary goodwill reallocation and recoverability assessment, the net assets in certain reporting units may be in excess of the related fair values. When these assessments are finalized in connection with the fiscal third quarter, a charge, if any, could be materially different from the estimate provided herein. As such, this charge and the related balance sheet effect are not reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

For The Six Months Ended March 30, 2007

(dollars in millions, except per share data)

		Pro Forma Adjustments
		Distribution of	Distribution of			Pro Forma
		Healthcare	Electronics	Other		for the
	Historical	Businesses(a)	Businesses(a)	Adjustments		Spin-Offs
Revenue from product sales	$17,215	$(4,949)	$(6,520)	$—		$5,746
Service revenue	3,952	(34)	(99)	—		3,819
Net revenue	21,167	(4,983)	(6,619)	—		9,565
Cost of product sales	11,764	(2,751)	(4,859)	—		4,154
Cost of services	2,382	(19)	(71)	—		2,292
Selling, general and administrative expenses	4,319	(1,093)	(767)	—		2,459
Separation costs	191	(4)	—	(130	)(b)	57
Restructuring, asset impairment and divestiture charges, net	175	(29)	(25)	—		121
Operating income	2,336	(1,087)	(897)	130		482
Interest income	80	(19)	(29)	—		32
Interest expense	(327)	78	118	(22	)(c)	(153)
Other income, net	9	(7)	—	—		2
Income from continuing operations before income taxes and minority interest	2,098	(1,035)	(808)	108		363
Income taxes	(513)	230	254	(17	)(b)	(46)
Minority interest	(5)	1	3	—		(1)
Income from continuing operations	$1,580	$(804)	$(551)	$91		$316

Basic earnings per share from continuing operations(k)	$0.80					$0.64
Diluted earnings per share from continuing operations(k)(m)	$0.78					$0.63
Weighted-average number of shares outstanding(k):
Basic	1,977					494
Diluted(m)	2,029					499

See Notes to Pro Forma Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

For The Six Months Ended March 31, 2006

(dollars in millions, except per share data)

		Pro Forma Adjustments
		Distribution of	Distribution of			Pro Forma
		Healthcare	Electronics	Other		for the
	Historical	Businesses(a)	Businesses(a)	Adjustments		Spin-Offs
Revenue from product sales	$15,833	$(4,664)	$(5,938)	$—		$5,231
Service revenue	3,851	(32)	(104)	—		3,715
Net revenue	19,684	(4,696)	(6,042)	—		8,946
Cost of product sales	10,675	(2,629)	(4,358)	—		3,688
Cost of services	2,379	(14)	(77)	—		2,288
Selling, general and administrative expenses	3,987	(941)	(709)	—		2,337
Separation costs	33	—	—	(20	)(b)	13
Restructuring, asset impairment and divestiture (credits) charges, net	(22)	40	(10)	—		8
Operating income	2,632	(1,152)	(888)	20		612
Interest income	70	(17)	(25)	—		28
Interest expense	(376)	91	136	(4	)(c)	(153)
Other expense, net	(3)	3	—	—		—
Income from continuing operations before income taxes and minority interest	2,323	(1,075)	(777)	16		487
Income taxes	(533)	238	174	(1	)(b)	(126)
				(4	)(i)
Minority interest	(4)	1	3	—		—
Income from continuing operations	$1,786	$(836)	$(600)	$11		$361

Basic earnings per share from continuing operations(k)	$0.89					$0.72
Diluted earnings per share from continuing operations(k)(m)	$0.86					$0.71

Weighted-average number of shares outstanding(k):
Basic	2,011					503
Diluted(m)	2,109					519

See Notes to Pro Forma Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

For The Fiscal Year Ended September 29, 2006

(dollars in millions, except per share data)

		Pro Forma Adjustments
		Distribution of	Distribution of			Pro Forma
		Healthcare	Electronics	Other		for the
	Historical	Businesses(a)	Businesses(a)	Adjustments		Spin-Offs
Revenue from product sales	$33,146	$(9,579)	$(12,515)	$—		$11,052
Service revenue	7,792	(62)	(208)	—		7,522
Net revenue	40,938	(9,641)	(12,723)	—		18,574
Cost of product sales	22,503	(5,392)	(9,203)	—		7,908
Cost of services	4,773	(31)	(164)	—		4,578
Selling, general and administrative expenses	7,984	(1,931)	(1,454)	—		4,599
Separation costs	169	(2)	(3)	(115	)(b)	49
(Gains) losses on divestitures	(44)	48	(2)	—		2
Restructuring and other charges, net	20	—	(9)	—		11
Impairment of long-lived assets	7	(4)	(1)	—		2
In-process research and development	63	(63)	—	—		—
Operating income	5,463	(2,266)	(1,887)	115		1,425
Interest income	133	(32)	(48)	—		53
Interest expense	(709)	171	257	(24	)(c)	(305)
Other expense, net	(11)	12	(1)	—		—
Income from continuing operations before income taxes and minority interest	4,876	(2,115)	(1,679)	91		1,173
Income taxes	(920)	516	113	(13	)(b)	(314)
				(10	)(i)
Minority interest	(8)	1	6	—		(1)
Income from continuing operations	$3,948	$(1,598)	$(1,560)	$68		$858

Basic earnings per share from continuing operations(k)	$1.96					$1.71
Diluted earnings per share from continuing operations(k)(m)	$1.91					$1.68

Weighted-average number of shares outstanding(k):
Basic	2,010					503
Diluted(m)	2,084					513

See Notes to Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

For The Fiscal Year Ended September 30, 2005

(dollars in millions, except per share data)

		Pro Forma Adjustments
		Distribution of	Distribution of			Pro Forma
		Healthcare	Electronics	Other		for the
	Historical	Businesses(a)	Businesses(a)	Adjustments		Spin-Offs
Revenue from product sales	$31,533	$(9,477)	$(11,620)	$—		$10,436
Service revenue	7,750	(66)	(184)	—		7,500
Net revenue	39,283	(9,543)	(11,804)	—		17,936
Cost of product sales	20,804	(5,040)	(8,465)	—		7,299
Cost of services	4,761	(32)	(180)	—		4,549
Selling, general and administrative expenses	8,226	(2,108)	(1,292)	—		4,826
(Gains) losses on divestitures	(274)	(5)	301	—		22
Restructuring and other charges, net	5	(3)	14	—		16
Impairment of long-lived assets	6	(3)	(1)	—		2
Operating income	5,755	(2,352)	(2,181)	—		1,222
Interest income	123	(30)	(44)	—		49
Interest expense	(814)	196	293	—		(325)
Other expense, net	(911)	250	365	—		(296)
Income from continuing operations before income taxes and minority interest	4,153	(1,936)	(1,567)	—		650
Income taxes	(1,035)	604	401	(10	)(i)	(40)
Minority interest	(8)	—	6	—		(2)
Income from continuing operations	$3,110	$(1,332)	$(1,160)	$(10)		$608

Basic earnings per share from continuing operations(k)	$1.55					$1.21
Diluted earnings per share from continuing operations(k)	$1.47					$1.18

Weighted-average number of shares outstanding(k):
Basic	2,012					503
Diluted	2,167					542

See Notes to Pro Forma Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

For The Fiscal Year Ended September 30, 2004

(dollars in millions, except per share data)

		Pro Forma Adjustments
		Distribution of	Distribution of			Pro Forma
		Healthcare	Electronics	Other		for the
	Historical	Businesses(a)	Businesses(a)	Adjustments		Spin-Offs
Revenue from product sales	$29,886	$(9,040)	$(10,921)	$—		$9,925
Service revenue	8,053	(70)	(475)	—		7,508
Net revenue	37,939	(9,110)	(11,396)	—		17,433
Cost of product sales	19,115	(4,584)	(7,790)	—		6,741
Cost of services	5,142	(30)	(451)	—		4,661
Selling, general and administrative expenses	8,176	(2,048)	(1,384)	—		4,744
Losses on divestitures	116	(4)	(52)	—		60
Restructuring and other charges, net	204	(11)	36	—		229
Impairment of long-lived assets	52	(3)	(3)	—		46
Operating income	5,134	(2,430)	(1,752)	—		952
Interest income	91	(22)	(33)	—		36
Interest expense	(956)	230	343	—		(383)
Other expense, net	(286)	72	103	—		(111)
Income from continuing operations before income taxes and minority interest	3,983	(2,150)	(1,339)	—		494
Income taxes	(1,107)	572	432	(10	)(i)	(113)
Minority interest	(11)	(1)	9	—		(3)
Income from continuing operations	$2,865	$(1,579)	$(898)	$(10)		$378

Basic earnings per share from continuing operations(k)	$1.43					$0.76
Diluted earnings per share from continuing operations(k)	$1.34					$0.75

Weighted-average number of shares outstanding(k):
Basic	2,001					500
Diluted(l)	2,220					504

See Notes to Pro Forma Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

As of March 30, 2007

(dollars in millions)

		Pro Forma Adjustments
		Distribution of	Distribution of			Pro Forma
		Healthcare	Electronics	Other		for the
	Historical	Businesses(a)	Businesses(a)	Adjustments		Spin-Offs

Assets
Current Assets:
Cash and cash equivalents	$4,056	$(355)	$(505)	$(470	)(d)	$2,726
Accounts receivable, less allowance for doubtful accounts	7,341	(1,625)	(2,557)	—		3,159
Inventories	5,337	(1,279)	(2,130)	—		1,928
Other current assets	3,297	(653)	(915)	—		1,729
Total current assets	20,031	(3,912)	(6,107)	(470)		9,542
Property, plant and equipment, net	9,545	(2,589)	(3,465)	—		3,491
Goodwill	25,096	(6,172)	(7,472)	—		11,452
Intangible assets, net	5,044	(1,376)	(1,009)	—		2,659
Other assets	4,755	(320)	(1,401)	(22	)(g)	2,980
				(32	)(f)
Total Assets	$64,471	$(14,369)	$(19,454)	$(524)		$30,124

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$1,853	$(132)	$(13)	$(1,329	)(e)	$379
Accounts payable	3,464	(503)	(1,309)	—		1,652
Accrued and other current liabilities	5,800	(915)	(1,194)	1,000	(j)	4,691
Total current liabilities	11,117	(1,550)	(2,516)	(329)		6,722
Long-term debt	8,609	(204)	(145)	(4,159	)(e)	4,101
Other liabilities	7,849	(1,635)	(1,352)	(999	)(h)	3,863
Total liabilities	27,575	(3,389)	(4,013)	(5,487)		14,686
Minority interest	35	(3)	(16)	—		16
Total Shareholders’ Equity	36,861	(10,977)	(15,425)	4,963		15,422
Total Liabilities and Shareholders’ Equity	$64,471	$(14,369)	$(19,454)	$(524)		$30,124

See Notes to Pro Forma Consolidated Financial Statements.

TYCO INTERNATIONAL LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a)           Reflects the operations, assets, liabilities and equity of the healthcare and electronics businesses, the common shares of which were distributed to our shareholders on June 29, 2007.

Certain general corporate overhead expenses previously allocated to our healthcare and electronics businesses did not meet the requirements to be reported as discontinued operations and, as such, will be reported in our continuing operations. Had the spin-offs taken place prior to fiscal 2004, the Company would have expected corporate expenses to have been significantly lower than costs incurred historically.  Consistent with this view and in light of the spin-offs, we have initiated actions to reduce our corporate expense and are targeting a full year corporate expense run rate of $450 million to $500 million by fiscal 2008 as compared to corporate expense of $672 million in fiscal 2006.

The spin-offs of Covidien and Tyco Electronics include the allocation of net interest and loss on retirement of debt included in other expense, net. The net interest amounts were proportionally allocated to Covidien and Tyco Electronics are based on the debt amounts that we believe were utilized by Covidien and Tyco Electronics historically inclusive of amounts directly incurred.  Allocated net interest was calculated using our historical weighted-average interest rate on debt, including the impact of interest rate swap agreements designated as fair value hedges.  The methodology related to the allocation of the loss on retirement of debt is consistent with the allocation of net interest.

(b)           Represents an adjustment of $130 million and $20 million for separation costs for the six months ended March 30, 2007 and March 31, 2006, respectively, and $17 million and $1 million of related tax benefits for the six months ended March 30, 2007 and March 31, 2006, respectively, which are non-recurring direct and incremental costs related to the spin-offs that will be reclassified to discontinued operations. The adjustment for fiscal 2006 was $115 million for separation costs and $13 million of related tax benefits.

(c)           Reflects the impact on interest expense of the completion of the anticipated post-separation capital structure. No tax benefit is expected. Interest expense increased by $22 million and $4 million to reflect total interest of $153 million for the six months ended March 30, 2007 and March 31, 2006, respectively. Interest expense increased $24 million to reflect total interest of $305 million for fiscal 2006.

A change of one-eighth of 1% (12.5 basis points) in the interest rate associated with the variable rate borrowings would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $1 million.

(d)           Reflects cash funding by Tyco International of $470 million to Covidien and Tyco Electronics to bring their bank cash and cash equivalents balances to approximately $670 million and $660 million, respectively, at the time of the spin-offs as preliminarily calculated under the cash adjustment provisions of the Separation and Distribution Agreement. While the pro forma cash balance at March 30, 2007 is approximately $2.7 billion, we will fund the debt tender, separation costs and other corporate activities with a portion of that cash during the fiscal third quarter. Therefore, we expect that our bank cash balance as calculated under the Separation and Distribution Agreement will be approximately $1.1 billion at the time of the completion of the spin-offs. This preliminary adjustment incorporates our best estimates of free cash flow, separation costs and the impact of acquisitions and divestitures as of the separation date.

(e)           Reflects a reduction of $1,329 million in current maturities of long-term debt and a reduction of $4,159 million in long-term debt to bring the total debt level to the $4.5 billion expected at the completion of the spin-offs. The debt balance includes $20 million of unamortized debt discounts. The anticipated post-separation debt balance was determined based on internal capital planning and considered the following factors and assumptions: anticipated business plans, operating activities, general economic and Historical Tyco contingencies including our share of the payment of the class action settlement liability, optimal debt levels and desired financial capacity.

(f)            Reflects the write-off of $34 million of unamortized deferred financing costs related to our existing debt tendered in connection with the spin-offs and the capitalization of $2 million of new debt issuance costs.

(g)           Reflects a $22 million decrease to deferred tax assets for state unitary net operating loss carryforwards that will be transferred to Covidien and Tyco Electronics upon the spin-offs.

(h)           Reflects a reduction to other liabilities of $1,288 million for contingent tax liabilities related to unresolved tax matters that will be transferred from us in the fiscal third quarter in connection with the spin-offs, as per the Tax Sharing Agreement that we entered into with Covidien and Tyco Electronics on June 29, 2007.

Also reflects an increase in other liabilities of $289 million for the impact of the Tax Sharing Agreement. Under this agreement Tyco International, Covidien and Tyco Electronics will share 27%, 42% and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. Based on the amount of this obligation at March 30, 2007, assuming an 8% interest rate, we anticipate that we will incur charges of $15 million to $23 million annually for the accretion of interest on this obligation. The amount of the charge will be dependent on the federal income tax position of the taxpayer at the time of payment pursuant to the terms of the Tax Sharing Agreement. These charges will be reflected as other expense, net in the Consolidated Statements of Income. Our contractual obligation for 27% of legacy Tyco International contingent tax liabilities recorded as of March 30, 2007 is $559 million. However, we are the primary obligor to the taxing authorities for $270 million of these contingent tax liabilities recorded as of March 30, 2007. The $289 million difference represents a net payable due to Tyco Electronics and Covidien for unresolved tax matters under the Tax Sharing Agreement.

Additionally, there will be certain guarantees and indemnifications extended between Tyco International, Tyco Electronics and Covidien in accordance with the terms of the Tax Sharing Agreement. In the fiscal third quarter in connection with the spin-offs, we will record a liability necessary to recognize the fair value of such guarantees and indemnifications. Fair values will be determined with the assistance of a third party valuation firm and will result in recorded amounts in excess of those amounts recorded by Historical Tyco. The proforma adjustments do include such liability, however, based on preliminary information and analysis, we estimate that the incremental liability necessary to reflect the fair value of these guarantees and indemnifications will be in the range of $95 million to $145 million.

Effecting for these pro forma adjustments, our non-current income tax liability is $269 million and our net deferred income tax asset balance is $1.1 billion. The actual amounts that we may be required to accrue or pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

(i)            Reflects a recurring semi-annual and annual increase in income tax expense due to changes in the internal capital structure resulting from the internal reorganization of our legal entities to facilitate the spin-offs of $4 million for the six months ended March 31, 2006 and $10 million for fiscal 2006, 2005 and 2004. The changes in the capital structure will result in lower interest deductions in higher tax jurisdictions. The internal reorganizations will be completed during fiscal 2007. As such, the impact of the internal reorganizations is reflected in the historical results for the six months ended March 30, 2007.

(j)            Reflects an adjustment of $1.0 billion related to separation costs. We expect to incur separation costs related to debt refinancing, tax restructuring, professional services and employee-related costs. We currently estimate that the total income statement charges will be approximately $1.4 billion after-tax. During the six months ended March 30, 2007 and March 31, 2006, Historical Tyco incurred separation related charges of $191 million and $33 million, respectively. During fiscal 2006, Historical Tyco incurred separation related charges of $169 million. Most of the remaining charges are expected to be incurred during the fiscal third quarter.

(k)           Pro forma weighted-average basic and diluted shares outstanding reflect the effect of a reverse share split in which four Tyco International shares are converted into one share. Additional share impacts as a result of the spin-offs have been excluded as they are not currently determinable.

(l)            The effects of certain previously dilutive securities are anti-dilutive in 2004 on a pro forma basis.

(m)          Pro forma diluted earnings per share from continuing operations and pro forma diluted weighted-average number of shares outstanding for the six months ended March 30, 2007, and March 31, 2006 and the fiscal year ended September 29, 2006 reflect the estimated share impact of the tender of convertible debentures.